Exhibit 10.1

SUPPLEMENTAL RETIREMENT PLAN FOR CERTAIN MEMBERS OF THE
ERIE INSURANCE GROUP RETIREMENT PLAN FOR EMPLOYEES
(Amended and Restated as of January 1, 2023)

This Supplemental Retirement Plan for Certain Members of the Erie Insurance Group Retirement Plan for Employees (the “Plan”) is an unfunded, non-qualified, deferred compensation arrangement created for a select group of management and highly compensated employees of Erie Indemnity Company (the “Company”) and its affiliates. It is intended that the Plan will aid in retaining and attracting qualified executives by providing retirement benefits in addition to the retirement benefits that may be provided under the tax-qualified Erie Insurance Group Retirement Plan for Employees (the “Qualified Plan”).

The Plan was established effective as of December 31, 1986, has been amended from time to time and was last amended and restated effective January 1, 2009. This amendment and restatement of the Plan shall constitute an amendment, restatement and continuation of the Plan and is generally effective as of January 1, 2023. However, certain provisions of this amendment and restatement are effective as of some other date. Events occurring before the applicable effective date of any provision of this amendment and restatement shall be governed by the applicable provision of the Plan as in effect on the date of the event.

SECTION 1 - INCORPORATION OF THE QUALIFIED PLAN
AND DEFINITIONS
1.1    The Qualified Plan, with any amendments thereto in effect as of January 1, 2023, shall be attached hereto as Exhibit I and is hereby incorporated by reference into and shall be a part of this Plan as fully as if set forth herein verbatim. Any amendment made to the Qualified Plan shall also be incorporated by reference into, and form a part of, the Plan effective as of the effective date of such amendment; provided, however, that such incorporation of a Qualified Plan amendment shall not apply with respect to any term or provision that is expressly addressed in this Plan document. The Qualified Plan, whenever referred to in the Plan, shall mean the Qualified Plan existing as of the date the relevant determination is being made under the Plan. To the extent the provisions of the Qualified Plan, as applicable to the Supplemental Plan Benefits of Participants hereunder and all persons claiming by or through such Participants, are inconsistent with the provisions of the Plan, the provisions of the Plan shall govern. Notwithstanding any provision of the Plan to the contrary, in no event shall the Supplemental Plan Benefits accrued and payable hereunder be paid from the trust fund under the Qualified Plan or have any effect whatsoever upon the Qualified Plan or the payment of benefits from the trust fund under the Qualified Plan. Words and phrases with initial capital letters which are used in the Qualified Plan and in the Plan shall have the meanings assigned to them under the provisions of the Qualified Plan unless otherwise specified herein or as otherwise qualified by the context in which the term is used in the Plan.

1.2    Without limiting the generality of Section 1.1, the following terms shall be given the meanings described in this Section 1.2:
(a)    “Actuarial Equivalent” shall mean a benefit of equivalent value to the benefit otherwise described as determined on the basis of the actuarial assumptions specified under the Qualified Plan as of the date of determination; provided, however, that for purposes of determining either the Pre-2022 Supplemental Plan Benefit lump sum equivalent to any Supplemental Plan Benefit or Post-2021 Supplemental Plan Benefit installments equivalent to any Supplemental Plan Benefit, equivalent value shall be determined on the basis of the applicable mortality table under Section 417(e)(3)(B) of the Code in effect as of the date of determination (the 1994 Group Annuity Reserving table, as defined in IRS

Revenue Ruling 2001-62, with respect to determinations before December 31, 2008) and an interest rate equal to the average of the Moody’s Aa corporate bond rates for the second calendar month immediately preceding the calendar month as of which the lump sum distribution is made or installments are scheduled to commence, as applicable.
(b)    “Administrator” shall mean the person or committee, appointed by the Chief Executive Officer of the Company, who shall be responsible for the administrative functions assigned to it under the Plan.
(c)    “Affiliate” shall mean a corporation or partnership in which more than 50% of the equity is owned directly or indirectly by the Company including, without limitation, the following: Erie Family Life Insurance Company, Erie Insurance Company, EI Holding Corp., EI Service Corp., Erie Insurance Company of New York, Erie Insurance Property & Casualty Company, Flagship City Insurance Company and Erie Resource Management Corp.
(d)    “Beneficiary” shall mean, effective January 1, 2022, the individual(s), trust(s) or other entity(ies) permitted by the Administrator and selected by a Participant to receive payment of amounts credited under the Plan in the event of the Participant’s death, as evidenced by the most recent, properly completed and executed, Beneficiary designation which the Participant has delivered to the Administrator prior to the Participant’s death. Any such Beneficiary designation shall apply in the event of the Participant’s death before commencement of payments and to any payments to a Beneficiary after the Participant’s death.  A Participant may change his Beneficiary at any time by delivering a new designation of Beneficiary to the Administrator in such manner as may be satisfactory to the Administrator.  A new designation of Beneficiary shall be effective upon receipt by the Administrator of the completed and executed designation.  As of such effective date, the new designation shall divest any

Beneficiary named in a prior designation in that interest indicated in the prior designation.  Any marriage or divorce finalized after the date of a Beneficiary designation shall not serve to revoke the prior designation.  If no effective Beneficiary designation is in effect on the death of the Participant, or if all designated Beneficiaries have predeceased the Participant, any payments to be made under the Plan on account of the Participant’s death shall be paid to the estate of the Participant.

A Beneficiary of a Participant who has died may designate, in accordance with the foregoing procedures, a Beneficiary to receive payment of amounts remaining under the Plan.
(e)    “Board” shall mean the Board of Directors of the Erie Indemnity Company.
(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(g)    “Committee” shall mean the Executive Compensation and Development Committee of the Board, or its successor, as designated by the Board.
(h)    “Company” shall mean the Erie Indemnity Company, a Pennsylvania business corporation.
(i)    “Controlled Group Member” shall mean any organization which, together with the Company, is a member of a controlled group of corporations under Sections 414(b), 414(c) and 1563(a) of the Code, applying an 80% test for purposes of Section 1563(a).
(j)    “Covered Employee” is a term that is defined in Article II of the Qualified Plan document.
(k)    “Earliest Retirement Date” means the first date on which a Participant has both attained age 55 years and completed at least 15 years of Credited Service. The attainment of age 65 years shall be the Earliest Retirement Date with respect to a

Participant who has incurred a Separation from Service before satisfying the criteria set forth in the preceding sentence.
(l)    “Employer” is a term that is defined in Article II of the Qualified Plan document.
(m)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(n)    “Normal Retirement Date” shall be the first day of the month next following the month in which a Participant attains age 65 years.
(o)    “Participant” shall mean a Covered Employee who participates in the Plan in accordance with the terms and conditions of this Plan document. Participant shall also include a former Covered Employee who had become a Participant as a Covered Employee and who is, at the time of determination, receiving a benefit (or entitled to receive a benefit) payable from the Company pursuant to the terms of the Plan.
(p)    “Plan” shall mean this Supplemental Retirement Plan for Certain Members of the Erie Insurance Group Retirement Plan for Employees, including any amendments hereto.
(q)    “Post-2021 Supplemental Plan Benefit” shall mean the Supplemental Plan Benefit, if any, earned by a Participant under Section 4 on and after January 1, 2022.
(r)    “Pre-2022 Supplemental Plan Benefit” shall mean the Supplemental Plan Benefit, if any, earned by a Participant under Section 4 as of the earlier of December 31, 2021 and the date the Participant incurred a Separation from Service.
(s)    “Qualified Plan” shall mean the Erie Insurance Group Retirement Plan for Employees, as in effect as of the date the relevant determination is being made under the Plan.
(t)    “Restoration Benefit” shall mean the benefit provided under Section 4.2. A Restoration Benefit shall be expressed in the form of a single life annuity.

(u)    “Separation from Service” shall mean an individual’s complete cessation of all services as an Employee for the Company and all Controlled Group Members or as otherwise set forth below:
(i)    A Separation from Service shall not be considered to have occurred if the individual’s employment relationship is treated by an Employer as continuing while the individual is on military leave, sick leave, or other bona fide leave of absence if such period of leave does not exceed six months or, if longer, so long as the individual’s right to reemployment is provided by statute or by contract. If the period of leave exceeds six months and such reemployment rights are not provided, the employment relationship is deemed to cease on the first date immediately following such six-month period.
(ii)    A Separation from Service shall also not be considered to have occurred if the individual’s employment relationship is treated by an Employer as continuing while the individual is on a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six months, where such impairment causes the individual to be unable to perform the duties of his position or any substantially similar position, provided that, for purposes of the Plan, the employment relationship shall be considered to continue no longer than 29 months or, if longer, so long as the individual’s right to reemployment is provided by statute or by contract. If the period of leave exceeds 29 months and such reemployment rights are not provided, the employment relationship is deemed to cease on the first date immediately following such 29-month period.

(iii)    A Separation from Service shall also not be considered to have occurred, regardless of the level of services anticipated or provided by the individual as an employee, if the individual continues to provide services to the Employer in a capacity other than as an employee of the Employer at a rate that is fifty percent (50%) or more of the level of services rendered, on average, during the immediately preceding 36-month period (or the full period of such services, if less than 36 months) and the remuneration for such services is fifty percent (50%) or more of the average remuneration earned during the 36-month period (or the full period of such services, if less than 36 months).
(iv)    Otherwise, a Separation from Service is presumed to have occurred if the facts and circumstances indicate that (A) an Employer and the individual reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the individual would perform after such date would permanently decrease to 20% or less of the average level of bona fide services over the immediately preceding 36-month period (or the full period of such services, if less than 36 months) or (B) the level of bona fide services the individual performs after a given date decreases to a level equal to 20% or less of the average level of bona fide services performed by the individual over the immediately preceding 36-month period (or the full period of such services, if less than 36 months).
(v)    “Specified Employee” shall mean, for any period during which the Company remains publicly traded, an individual who is included in the group of employees who are determined to be “key employees” under Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (as applied in accordance with regulations thereunder and disregarding Section 416(i)(5) of the Code), identified in the manner and under the procedures specified in a writing adopted by the Committee.
(w)    “Supplemental Plan Benefit” shall mean, to the extent applicable to any given Participant, the Restoration Benefit or the Supplemental Retirement Income Benefit and, as applicable to any given Participant, shall include the Participant’s Pre-2022 Supplemental Plan Benefit and Post-2021 Supplemental Plan Benefit.
(x)    “Supplemental Plan Service” shall mean the greater of:
(i)    An Employee’s period of employment with an Employer as both a Covered Employee and an Executive Vice President or higher-ranking executive; and
(ii)    An Employee’s period of employment with an Employer during which he is both a Covered Employee and a Participant in the Plan.
Supplemental Plan Service shall be measured in consecutive twelve-month periods, including leaves of absence. Notwithstanding the foregoing, the Committee, in a separate writing, may provide that a given Participant’s Supplemental Plan Service be determined in a manner that is different than that set forth above.
(y)    “Supplemental Retirement Income Benefit” shall mean the benefit provided under Section 4.1. A Supplemental Retirement Income Benefit shall be expressed in the form of a ten-year certain and life thereafter annuity.

SECTION 2 - ADMINISTRATION
2.1    The Administrator shall be charged with the administration of the Plan. The Administrator shall have all such powers as may be necessary to discharge its duties relative to the administration of the Plan, including by way of illustration and not limitation, discretionary authority to interpret and construe the Plan, to determine and decide all questions of fact, and all disputes arising under the Plan including, but not limited to, the eligibility of any employee to participate in the Plan, the validity of any election or designation as may be necessary or appropriate hereunder and the right of any Participant, surviving spouse or Beneficiary to receive payment of all or any portion of a Supplemental Plan Benefit otherwise determined hereunder. The Administrator shall have all power necessary to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of the Plan as it, in its sole discretion, may from time to time deem advisable and shall have the power to make equitable adjustments to remedy any mistakes or errors made in the administration of the Plan. The Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to willful misconduct. The Administrator, the Company and its respective officers and directors shall be entitled to conclusively rely upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan insofar as such reliance is consistent with ERISA and other applicable law. The service providers to the Plan may act and rely upon all information reported to them by the Administrator and/or the Company and need not inquire into the accuracy thereof nor shall be charged with any notice to the contrary. Any individual serving as Administrator shall not participate in any action or determination regarding solely his own benefits payable hereunder. Decisions of the Administrator made in good faith shall be final, conclusive and binding upon all parties. Until modified by the Administrator, the claims and review procedures set forth in Section 2.2 shall be the exclusive procedures for the disposition of claims for benefits arising under the Plan.

2.2    Claims Review Procedure. The Administrator shall be responsible for the claims procedure under the Plan.

(a)Original Claim. In the event a claim of any Participant, surviving spouse, Beneficiary, or other person (hereinafter referred to in this Section as the “Claimant”) for a benefit is partially or completely denied, the Administrator shall give, within ninety (90) days after receipt of the claim (or if special circumstances, made known to the Claimant, require an extension of time for processing the claim, within one hundred eighty (180) days after receipt of the claim), written notice of such denial to the Claimant. Such notice shall set forth, in a manner calculated to be understood by the Claimant, the specific reason or reasons for the denial (with reference to pertinent Supplemental Plan provisions upon which the denial is based); an explanation of additional material or information, if any, necessary for the Claimant to perfect the claim; a statement of why the material or information is necessary; a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA; and an explanation of the Supplemental Plan’s claims review procedure, including the time limits applicable to such procedure.
(b)Review of Denied Claim.
(i)A Claimant whose claim is partially or completely denied shall have the right to request a full and fair review of the denial by a written request delivered to the Administrator within sixty (60) days of receipt of the written notice of claim denial, or within such longer time as the Administrator, under uniform rules, determines. In such review, the Claimant or his duly authorized representative shall have the right to review, upon request and free of charge, all documents, records or other information relevant to the claim and to submit any written comments, documents, or records relating to the claim to the Administrator.
(ii)The Administrator, within sixty (60) days after the request for review, or in special circumstances, such as where the Administrator in its sole discretion holds a hearing, within one hundred twenty (120) days of the request for review, will submit its decision in writing. Such decision shall take into account all comments, documents, records and other information properly submitted by the Claimant, whether or not such information was considered in the original claim determination. The decision on review will be binding on all parties, will be written in a manner calculated to be understood by the Claimant, will contain specific reasons for the decision and specific references to the pertinent Supplemental Plan provisions upon which the decision is based, will indicate that the Claimant may review, upon request and free of charge, all documents, records or other information relevant to the claim and will contain a statement of the parties rights to arbitration and Claimant’s right to bring a civil action under Section 502(a) of ERISA.
(iii)If a Claimant fails to file a claim or request for review in the manner and in accordance with the time limitations specified herein, such claim or request for review shall be waived, and the Claimant shall thereafter be barred from again asserting such claim.
(c)Determination by the Administrator is Conclusive. The Administrator’s determination of factual matter relating to Participants, surviving spouses, Beneficiaries and other persons including, without limitation, a Participant’s compensation, years of service credit and any other factual matters, shall be conclusive.

2.3    Arbitration. In the event that a claimant’s claim is denied by the Administrator and the claimant has exhausted all remedies (including all mandatory levels of appeal) under the Plan’s claims procedures, the claimant or the Administrator will have the right to compel binding arbitration with respect to the claim. The process and procedure shall be governed by the Employer’s arbitration policy, if any, and if none, by the rules of the American Arbitration Association for commercial transactions. Claims may not be litigated or arbitrated on a class action basis or on bases involving claims brought in a representative capacity on behalf of any other similarly situated party. The arbitrator will be bound by the substantive terms of the Plan and applicable ERISA provisions (including, but not limited to, the standard of review required by ERISA, which requires the arbitrator to defer to the Administrator and its factual findings and interpretations unless such findings and interpretations are arbitrary and capricious and requires that any assertions the claimant wishes to present to an arbitrator or court first have been presented in the claims and appeals process). All claims pertaining to the Plan shall be required to be submitted to binding arbitration in this manner, unless such a requirement is prohibited by applicable law or regulation. Except with respect to claims as to which binding arbitration may not be compelled, no claim may be brought in any other manner.

2.4    Exhaustion of Administrative Remedies. The exhaustion of the claims review procedure is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)    No claimant shall be permitted to commence any civil action or arbitration proceeding to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until the claims review procedure set forth herein has been exhausted in its entirety; and
(b)    In any such civil action or arbitration proceeding all explicit and all implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

2.5    Deadline to File Civil Action. No civil action to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to the Plan unless the civil action is commenced in the proper forum before the earlier of:
(a)    Twelve months after the claimant knew or reasonably should have known of the principal facts on which the claim is based; or
(b)    Ninety days after the claimant has exhausted the claims review procedure.

2.6    Forum Selection. Any arbitration proceeding or civil action with respect to a claim involving the Plan must, unless otherwise agreed by the Administrator or required by law, take place in Erie, Pennsylvania (and, in the case of a civil action, in the federal district court serving Erie, Pennsylvania). Enforcement of an arbitrator’s award may be sought in federal court in accordance with the Federal Arbitration Act, with any such enforcement action to be filed in the federal district court serving Erie, Pennsylvania.

SECTION 3 - ELIGIBILITY AND PARTICIPATION
3.1    A Covered Employee shall be eligible to participate in the Plan only as provided under Sections 3.2 and 3.3 and only if such Covered Employee is considered management or highly compensated.

3.2    Except as the Committee may provide in a separate writing, each Covered Employee who was considered an eligible Employee under the Plan as of December 31, 2008 and each former Covered Employee who is receiving a Supplemental Plan Benefit (or entitled to receive a Supplemental Plan Benefit) as of December 31, 2008 shall be considered a Participant as of January 1, 2009. Effective on and after January 1, 2009, any Covered Employee shall become a Participant in the Plan (if not already a Participant under

Section 3.3) as of the January 1 of the calendar year with respect to which the Committee selects the Covered Employee for participation in the Supplemental Retirement Income Benefit provisions of the Plan. The Administrator shall be responsible for identifying those Covered Employees who participate in the Plan pursuant to the foregoing provisions of this Section 3.2. Except as may otherwise be provided in an individual agreement between the Company and a Participant, a Participant (or his surviving spouse or Beneficiary) will be eligible for a Supplemental Retirement Income Benefit only in the event that:
(a)    Such Participant is vested under the Qualified Plan; and
(b)    Such Participant (or his surviving spouse or Beneficiary) is entitled to receive a benefit under the Qualified Plan; and
(c)    Prior to his Separation from Service, such Participant has become vested in the Supplemental Retirement Income Benefit pursuant to the following schedule:
    Supplemental Plan Service    Vested Percentage
Less than 1 year     0%
1 but less than 2 years     20%
2 but less than 3 years     40%
3 but less than 4 years     60%
4 but less than 5 years     80%
5 years or more    100%

Notwithstanding the foregoing provisions of this Section 3.2 or any provision of the Plan to the contrary, the Committee, at any time and for any reason, may determine that a Participant shall cease active participation in the Supplemental Retirement Income Benefit provisions of the Plan. Except as may otherwise be provided by the Committee in a separate writing, a cessation of a Participant’s active participation in the Supplemental Retirement Income Benefit provisions of the Plan shall freeze the Participant’s Supplemental Retirement Income Benefit as of the effective date determined by the Committee with the result that periods of the Participant’s employment and compensation earned by the Participant on and after such effective date shall not be recognized in computing the amount of the Participant’s Supplemental Retirement Income Benefit nor in determining the Participant’s vested percentage under this Section 3.2.

3.3    Any Covered Employee whose benefit under the Qualified Plan is limited on account of restrictions imposed for any year by Sections 401(a)(17) and/or 415 of the Code shall become a Participant in the Plan (if not already a Participant under Section 3.2) as of the later of the December 31 of the Plan Year in which his Qualified Plan benefit is first so limited or January 1, 1996. Notwithstanding his status as a Participant or non-Participant under Section 3.2, a Covered Employee who satisfies the foregoing criteria of this Section 3.3 shall participate in the Restoration Benefit provisions of the Plan. The Administrator shall be responsible for identifying those Covered Employees whose Qualified Plan benefits are limited in accordance with the foregoing provisions of this Section 3.3, the time at which such limitations first apply to said Employees and the extent to which such limitations do apply. Except as may otherwise be provided in an individual agreement between the Company and a Participant, a Participant (or his surviving spouse or Beneficiary) will be eligible for a Restoration Benefit only in the event that:
(a)    Such Participant is vested under the Qualified Plan; and
(b)    Such Participant (or his surviving spouse or Beneficiary) is entitled to receive a benefit under the Qualified Plan; and
(b)    Payment of such Qualified Plan benefit is restricted by the application of Section 401(a)(17) and/or Section 415 of the Code; and
(d)    Such individual is not entitled to a Supplemental Retirement Income Benefit hereunder.
Notwithstanding the foregoing provisions of this Section 3.3 or any provision of the Plan to the contrary, the Committee, at any time and for any reason, may determine that a

Participant shall cease active participation in the Restoration Benefit provisions of the Plan. Except as may otherwise be provided by the Committee in a separate writing, a cessation of a Participant’s active participation in the Restoration Benefit provisions of the Plan shall freeze the Participant’s Restoration Benefit as of the effective date determined by the Committee with the result that periods of the Participant’s employment and compensation earned by the Participant on and after such effective date shall not be recognized in computing the amount of the Participant’s Restoration Benefit. However, for purposes of the Participant’s Qualified Plan accrued benefit, adjustments to the limitations of Section 401(a)(17) and/or Section 415 of the Code that occur on or after such effective date shall be recognized and such adjustments may result in a reduced Restoration Benefit.

SECTION 4 - AMOUNT OF SUPPLEMENTAL PLAN BENEFITS
4.1    Except as otherwise specifically provided herein or in an individual agreement between the Company and a Participant, the Supplemental Retirement Income Benefit determined with respect to a Participant who satisfies the provisions of Section 3.2 hereof, and which is paid in accordance with Section 5, shall be the Actuarial Equivalent of the product of (1) the excess, if any, of the amount determined under paragraph (a) below over the amount determined under paragraph (b) below, and (2) the percentage determined under (c) below, where:
(a)    Equals the monthly benefit which would have been payable to such Participant (or on his behalf to his surviving spouse or other Beneficiary) under the Qualified Plan, assuming for this purpose that the following modifications were a part of the Qualified Plan:
(i)    “Compensation” shall be as defined in the Qualified Plan on the date of determination provided that:

(A)    All otherwise current base salary which is deferred at the Participant’s election under any qualified or nonqualified deferred compensation plan or annuity arrangement shall be includable in “Compensation”; and
(B)    “Compensation” (as defined in accordance with the foregoing) shall be determined without regard to the annual limitation on compensation set forth in Section 401(a)(17) of the Code; and
(ii)    “Final Average Earnings” shall be equal to 1/24th of the aggregate Compensation received by the Participant during the twenty-four consecutive calendar months as a Covered Employee which produces the greatest aggregate Compensation out of the one hundred twenty calendar month period ending on the earlier of (A) the date on which the Participant incurs a Separation from Service or (B) the date on which the Participant is no longer considered a Covered Employee; and
(iii)    The monthly benefit under the Qualified Plan shall be equal to 60% of Final Average Earnings, reduced proportionately if the Participant’s years of Credited Service are less than 30 years or 25 years, whichever limitation applied to the Participant under the provisions of Section 6.1 of the Qualified Plan as in effect on December 30, 1989; and
(iv)    The monthly benefit under the Qualified Plan is accrued in the normal form of a ten-year certain and life thereafter annuity.
(b)    Equals the monthly benefit payable to such Participant (or on his behalf to his surviving spouse or other Beneficiary) under the Qualified Plan and under any other qualified or nonqualified (funded or unfunded) defined benefit retirement plan sponsored by the Company or an Affiliate; provided, however, that for purposes of this offset, such a monthly benefit which is expressed in a form of payment other than a ten-year certain and life thereafter annuity shall be converted to a monthly benefit which is the Actuarial Equivalent of a ten-year certain and life thereafter annuity.
(c)    Equals the Participant’s vested percentage as of his Separation from Service, determined in accordance with Section 3.2(c) hereof.

4.2    The monthly Restoration Benefit determined with respect to a Participant who satisfies the provisions of Section 3.3 hereof, and which is paid in accordance with Section 5, shall be the Actuarial Equivalent of the excess, if any, of the amount determined under paragraph (a) below over the amount determined under paragraph (b) below, where:
(a)    Equals the monthly benefit which would have been payable under the form of a single life annuity to such Participant (or on his behalf to his surviving spouse or other Beneficiary) under the Qualified Plan, if the provisions of the Qualified Plan were administered without regard to the annual limitation on compensation set forth in Section 401(a)(17) of the Code and without regard to the limitations on benefits set forth in Section 415 of the Code; and
(b)    Equals the monthly benefit which is payable under the form of a single life annuity to such Participant (or on his behalf to his surviving spouse or other Beneficiary) under the Qualified Plan.
The Restoration Benefits payable under the Plan to, or on behalf of, a Participant shall be computed in accordance with the foregoing and with the objective that the Participant, his surviving spouse or other Beneficiary should receive under the Supplemental Plan and the Qualified Plan, the total amount which would otherwise have been payable to that recipient solely under the Qualified Plan, as of the date payment is made, had the provisions of Section 401(a)(17) and Section 415 of the Code not been applicable thereto.

4.3    Except as otherwise specifically provided herein or in an individual agreement between the Company and a Participant, any Supplemental Plan Benefit payable before a

Participant’s Normal Retirement Date shall be reduced for early commencement under the same terms and conditions applicable to a payment commencing as of the same date under the Qualified Plan.

4.4    Notwithstanding any provision of the Plan to the contrary, the Supplemental Plan Benefits provided under the foregoing provisions of this Section 4 shall be determined and coordinated by the Administrator so as to prevent any duplication of Supplemental Plan Benefits or duplication of benefits provided by any other plan or program sponsored by the Company or an Affiliate which is intended to supplement the Qualified Plan or any individual agreement between the Participant and an Employer providing for retirement benefits. For purposes of this Section 4.4, any benefits provided by, or in reference to, a Participant’s salary and/or bonus deferral under individual deferred compensation contracts and annuities, the Erie Insurance Group Employee Savings Plan or the Deferred Compensation Plan of Erie Indemnity Company are not intended to supplement the Qualified Plan.

4.5    Unless otherwise specifically provided in the Plan or in an individual agreement between the Company and a Participant:
(a)    A Participant who retired or terminated employment under the provisions of the Plan as in effect prior to this amendment and restatement and who has commenced payment of the Supplemental Plan Benefit accrued on his behalf prior to January 1, 2009 shall continue to receive such benefits in accordance with the provisions of the Plan as in effect at the time of commencement; and
(b)    A Participant who retired or terminated employment under the provisions of the Plan as in effect prior to this amendment and restatement and who has not commenced payment of the Supplemental Plan Benefit accrued on his behalf prior to January 1, 2009 shall be eligible to receive payment of such benefits in accordance with the provisions of the Plan as in effect on and after January 1, 2009.

SECTION 5 - COMMENCEMENT AND FORM OF
SUPPLEMENTAL PLAN BENEFITS TO PARTICIPANT

5.1    Except as specifically provided herein or in an individual agreement between the Company and a Participant, payment of any Pre-2022 Supplemental Plan Benefit to a Participant shall be determined under Section 5.2 and payment of any Post-2021 Supplemental Plan Benefit to a Participant shall be determined under Section 5.3.

5.2    Payment of any Pre-2022 Supplemental Plan Benefit to a Participant hereunder shall:
(a)    Commence as of the later of:
(i)    The first day of the first month that follows the date that is six months after the Participant’s Separation from Service; and
(ii)    The first day of the month next following the Participant’s attainment of the Earliest Retirement Date; and
(b)    Be made in the form of a cash lump sum in the amount determined as follows:
(i)    With respect to a Participant to whom a Supplemental Plan Benefit is payable in accordance with Section 5.2(a)(i), the lump sum distribution shall be equal to the sum of (A) and (B) where:
(A)    Equals the lump sum Actuarial Equivalent of the Participant’s Pre-2022 Supplemental Plan Benefit, determined as the greater of the annuity payable as of the first day of the month that next follows the Participant’s Separation from Service or the annuity payable as of the Participant’s Normal Retirement Date; and
(B)    Interest on the amount determined under clause (A) above, calculated from the first day of the month that follows the Participant’s Separation from Service through the date described in Section 5.2(a)(i), based on the interest rate applicable for lump sum determinations as of the date the Participant incurred a Separation from Service.
(ii)    With respect to a Participant to whom a Supplemental Plan Benefit is payable in accordance with Section 5.2(a)(ii), the lump sum distribution shall be the lump sum Actuarial Equivalent of the Participant’s Pre-2022 Supplemental Plan Benefit, determined at the time of payment as the greater of the annuity payable as of the Participant’s Earliest Retirement Date or the annuity payable as of the Participant’s Normal Retirement Date.  No interest adjustment shall be made to such lump sum amount.

5.3    Payment of any Post-2021 Supplemental Plan Benefit to a Participant hereunder shall commence as of the applicable date provided in paragraph (a) below and shall be paid as provided in paragraph (b) below:
(a)    The Post-2021 Supplemental Plan Benefit payable to a Participant shall commence:
(i)    In the January of the second calendar year following the calendar year in which the Participant’s Separation from Service occurs, for a Participant who had attained the Earliest Retirement Date before incurring a Separation from Service; and

(ii)    On the Participant’s Normal Retirement Date, for a Participant who had not attained the Earliest Retirement Date before incurring a Separation from Service.
(b)    The Post-2021 Supplemental Plan Benefit shall be paid in the form of ten (10) annual installments.  Annual installments shall be equal to the Actuarial Equivalent of the Participant’s Post-2021 Supplemental Plan Benefit, determined as of the applicable commencement date under paragraph (a) above, and payments shall continue on each anniversary thereof until ten (10) installment payments have been made. For purposes of this Section 5.3(b), installment payments shall be treated as a single form of payment.

5.4    Except as otherwise provided in this Section 5, no payment of a Supplemental Plan Benefit to a Participant shall commence before or after the applicable commencement dates provided in Sections 5.2(a) and 5.3(a).  For purposes of this Section 5.4, if the Company makes a lump sum payment or an installment payment within the permitted distribution period (as defined below) for such payment and the actual date of such payment is not within the direct or indirect control of the Participant, such payment shall be treated as having been made on the payment date provided in Section 5.2(a) or Section 5.3(a), as applicable.  The “permitted distribution period” for this purpose shall begin on the thirtieth day before the applicable commencement date provided in Section 5.2(a) or Section 5.3(a) and shall end on the last day of the calendar year that includes the applicable commencement date provided in Section 5.2(a) or Section 5.3(a).

5.5    Notwithstanding the provisions of Sections 5.1 through 5.4 but subject to the terms of an individual agreement between the Company and a Participant, the Company shall pay a Participant all or any portion of the Supplemental Plan Benefit accrued on the

Participant’s behalf in a lump sum as soon as is administratively reasonable following the occurrence of any of the events or conditions identified below.  Such lump sum payment shall be equal to the amount, as determined by the Administrator, as is reasonably estimated to be required to satisfy the purpose of the accelerated payment.  The events or conditions to which this Section 5.5 applies are:
(a)    The Participant needs to avoid a violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law.
(b)    The Participant incurs state, local, or foreign tax obligations arising from participation in the Plan that apply to a Plan interest before such interest is otherwise payable from the Plan.
(c)    The Participant incurs federal employment tax obligations under Sections 3101, 3121(a), or 3121(v)(2) of the Code with respect to a Supplemental Plan Benefit and any federal, state, local, or foreign tax obligations arising from such employment tax obligations.
(d)    The Plan is terminated and liquidated in accordance with generally applicable guidance prescribed by the Commissioner of Internal Revenue and published in the Internal Revenue Bulletin.
(e)    Such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin which the Administrator, in its discretion, chooses to apply under the Plan; provided, however, that a Participant shall have no direct or indirect election as to the application of such events or conditions to his individual circumstances.
Any payment under this Section 5.5 shall be contingent upon the Administrator’s decision that a Participant has satisfied all material elements of an applicable event or condition and that the Participant produces evidence to that effect that is satisfactory to the Administrator.  If any payment under this Section 5.5 is made and such payment is less than the entire Supplemental Plan Benefit accrued on the Participant’s behalf, the Actuarial Equivalent of such payment shall offset any future payment of the Supplemental Plan Benefit to the Participant or any surviving spouse, Beneficiary or other person.

5.6    Notwithstanding the provisions of Sections 5.1 through 5.4 but subject to the terms of an individual agreement between the Company and a Participant, the Company may delay the payment of all or any portion of the Supplemental Plan Benefit accrued on the Participant’s behalf in connection with any of the events or conditions identified below; provided, however that, with respect to any given event or condition, the Administrator shall treat Plan payments to all similarly-situated Participants in a reasonably consistent manner:
(a)    The Administrator reasonably anticipates that making scheduled Plan payments will violate federal securities laws or other applicable law; provided that the scheduled payments are then made at the earliest date at which the Administrator reasonably contemplates that making the scheduled payments will not cause such a violation.
(b)    Such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin which the Administrator, in its discretion, chooses to apply under the Plan; provided, however, that a Participant shall have no direct or indirect election as to the application of such events or conditions to his individual circumstances.

5.7    If a Participant incurs a Separation from Service and payment of the Participant’s Supplemental Plan Benefit has commenced under this Section 5, payments shall not be cancelled or suspended if the Participant is subsequently reemployed by the Company or an Affiliate.

SECTION 6 - COMMENCEMENT AND FORM OF
SUPPLEMENTAL PLAN BENEFITS TO SURVIVING SPOUSE
OR BENEFICIARY

6.1    Except as specifically provided herein or in an individual agreement between the Company and a Participant:
(a)    Any Pre-2022 Supplemental Plan Benefit payable as a result of the Participant’s death, either prior to or following commencement of such benefit hereunder, shall be paid to the Participant’s surviving spouse or Beneficiary as soon as administratively practicable following the Participant’s death in the form of a cash lump sum equal to the lump sum Actuarial Equivalent of the surviving spouse’s benefit that would be payable under the Qualified Plan if such survivor benefit was derived from the Pre-2022 Supplemental Plan Benefit;
(b)    Any Post-2021 Supplemental Plan Benefit payable as a result of the Participant’s death prior to commencement of a benefit hereunder shall be paid to the Participant’s surviving spouse or Beneficiary in the form of ten (10) annual installments commencing as of the date provided in Section 5.3(a).  The amount of such installment payments shall be determined under Section 5.3(b); provided, however, that such installment payments shall be the Actuarial Equivalent of the surviving spouse’s benefit that would be payable under the Qualified Plan if such survivor benefit was derived from the Post-2021 Supplemental Plan Benefit; and

(c)    Any Post-2021 Supplemental Plan Benefit payable as a result of the Participant’s death following commencement of such benefit hereunder shall be paid to the Participant’s surviving spouse or Beneficiary as a continuation of the annual installments that were being made to the Participant.

6.2    Notwithstanding the foregoing:
(a)    Payment of a Supplemental Plan Benefit to a surviving spouse, or Beneficiary to the extent the Participant has reached their Earliest Retirement Date, as a result of a Participant’s death prior to commencement of a benefit hereunder shall not be made before the first day a spouse could commence payment of a surviving spouse’s benefit under the Qualified Plan;
(b)    Except as provided in Section 6.2(c) or an individual agreement between an Employer and a Participant, payment of a Supplemental Plan Benefit to a surviving spouse or Beneficiary shall be subject to the same eligibility conditions and reductions for early commencement as are applied to corresponding benefits under the Qualified Plan.  Without limiting the generality of the above, a Supplemental Plan Benefit shall be payable upon the death of a Participant who incurs a Separation from Service before his Earliest Retirement Date and dies before the Supplemental Plan Benefit accrued on his behalf is otherwise paid only if the Participant has satisfied all requirements of either Section 3.2 or Section 3.3 and is survived by a spouse who herself survives until the date a surviving spouse’s benefit would otherwise be payable under the Qualified Plan;
(c)    Notwithstanding the foregoing provisions of this Section 6 but subject to the terms of an individual agreement between the Company and a Participant, a death benefit shall be payable from the Plan with respect to a Participant who incurs a Separation from Service on or after his Earliest Retirement Date and dies before the Supplemental Plan Benefit accrued on his behalf is otherwise paid.  Such death benefit shall be paid to the Participant’s surviving spouse or Beneficiary.  The amount of the death benefit and the form in which it is paid shall be equal to the amount that would have been paid to the Participant on the date the death benefit is paid had the Participant survived to receive payment on such date, applying the principles of Sections 5.2 and 5.3; and
(d)    The provisions of Sections 5.4, 5.5 and 5.6 shall apply with respect to Supplemental Plan Benefits payable to a surviving spouse of Beneficiary, substituting “surviving spouse” or “Beneficiary” for “Participant”, as appropriate.

SECTION 7 - AMENDMENT AND TERMINATION
The Company expects to continue the Plan indefinitely but reserves the right to amend or terminate the Plan at any time, if, in its sole judgment, such amendment or termination is necessary or desirable. Any such amendment or termination shall be made pursuant to a resolution of the Committee and shall be effective as of the date specified in such resolution. Without consent of the Participant, no amendment or termination of the Plan shall reduce the amount of any Participant’s Supplemental Plan Benefit earned as of the time of amendment or termination. For purposes of this limitation, an amendment that changes the assumptions used to determine Actuarial Equivalent optional forms of benefit (including, without limitation, lump sum payments) shall not be considered to reduce the amount of any Participant’s Supplemental Plan Benefit. Except as may otherwise be provided by the Company, in the event of a termination of the Plan, the Company (or any transferee, or successor entity of the Company) shall be obligated to pay Supplemental Plan Benefits to Participants, surviving spouses and Beneficiaries at such time or times and in such forms as provided under the terms of the Plan. Notwithstanding the foregoing provisions of this Section 7, the Company reserves the right to terminate and liquidate the Plan in accordance with generally applicable guidance prescribed by the Commissioner of Internal Revenue and published in the Internal Revenue Bulletin.

SECTION 8 - MISCELLANEOUS

8.1    NO EFFECT ON EMPLOYMENT RIGHTS
Nothing contained herein shall be construed as creating any contract of employment between the Company or any Affiliate and any Participant nor shall any provision hereof confer upon any Participant the right to be retained in the service of the Company or any Affiliate nor limit the right of the Company or any Affiliate to discharge or otherwise deal with Participants without regard to the existence of the Plan.

8.2    GENERAL CONTRACTUAL OBLIGATION
It is the intent of this Plan, and each Participant understands, that no trust has been created for his or her benefit in connection with this Plan and that eligibility and participation in this Plan does not grant any Participant, surviving spouse or Beneficiary any interest in any asset of the Company or any Affiliate. The Company’s obligation to pay to the Participant, surviving spouse or Beneficiary the amounts credited hereunder is a general contract obligation and shall be satisfied solely from the general assets of the Company. Nothing contained in the Plan shall constitute a guaranty by the Company, any Affiliate, or any other entity or person that the assets of the Company will be sufficient to pay amounts determined in accordance with the Plan. The obligation of the Company under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay amounts in the future. In each case in which amounts represented by a Participant’s Supplemental Retirement Benefit have been distributed to the Participant, surviving spouse, Beneficiary, or other person entitled to receipt thereof and which purports to cover in full the benefits hereunder, such Participant, surviving spouse, Beneficiary or other person shall have no further right or interest in the other assets of the Company on account of participation in the Plan. Notwithstanding a Participant’s entitlement to any amounts under the terms of the Plan, the status of the Participant, or of any person claiming by or through the Participant, is that of an unsecured general creditor to the extent of his entire interest under the Plan as herein described.

8.3    BINDING ON COMPANY, PARTICIPANTS AND THEIR SUCCESSORS
The Plan shall be binding upon and inure to the benefit of the Company and Affiliates, their successors and assigns and Participants and their heirs, executors, administrators and legal representatives. In the event of the merger or consolidation of the Company with or into any other corporation, or in the event substantially all of the assets of the Company shall be transferred to another corporation, the successor corporation resulting from the merger or consolidation, or the transferee of such assets, as the case may be, shall, as a condition to the consummation of the merger, consolidation or transfer, assume the obligations of the Company hereunder and shall be substituted for the Company hereunder.

8.4    SPENDTHRIFT PROVISIONS
The interest of a Participant, or of his surviving spouse or Beneficiary, under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, either voluntarily or involuntarily, prior to the Participant’s, spouse’s or Beneficiary’s actual receipt of amounts represented by the Supplemental Plan Benefits credited under the Plan on his or her behalf; any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such interest prior to such receipt shall be void. Amounts credited hereunder and not paid to a Participant, surviving spouse or Beneficiary shall not be subject to garnishment, attachment or other legal or equitable process nor shall they be an asset in bankruptcy. Notwithstanding the preceding sentence, no amount shall be payable from this Plan to a Participant, or any person claiming by or through a Participant, unless and until any and all amounts representing debts or other obligations owed to the Company or any Affiliate by the Participant have been fully paid and satisfied; provided, however, that any such offset, as applicable to a person’s Plan interest, shall not exceed such offset as is permitted under Section 409A of the Code. The Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, torts or engagements of any person on whose behalf a Supplemental Plan Benefit is being maintained under the Plan.

8.5    DISCLOSURE
Each Participant, upon his written request, shall receive a copy of the Plan and the Administrator will make available for inspection by any Participant a copy of any written rules and regulations used by the Administrator in administering the Plan.

8.6    INCAPACITY OF RECIPIENT
In the event a Participant, surviving spouse or Beneficiary is declared incompetent and a guardian, conservator or other person legally charged with the care of his person or of his estate is appointed, any Supplemental Plan Benefit to which such Participant, surviving spouse or Beneficiary is entitled shall be paid to such guardian, conservator or other person legally charged with the care of his person or his estate. Except as provided in the preceding sentence, when the Administrator, in its sole discretion, determines that a Participant, surviving spouse or Beneficiary is unable to manage his financial affairs, the Administrator may direct the Company to make a distribution(s) of all or a portion of the Supplemental Plan Benefit maintained on behalf of such Participant, surviving spouse or Beneficiary to any one or more of the spouse, lineal ascendants or descendants or other closest living relatives of such Participant, surviving spouse or Beneficiary who demonstrates to the satisfaction of the Administrator the propriety of making such a distribution(s). Any payment so made shall not exceed such amount as is permitted under Section 409A of the Code and shall be in complete discharge of any liability of the Company and Administrator under the Plan for such payment. The Administrator shall not be required to see to the application of any such distribution made as provided above.

8.7    INFORMATION FURNISHED BY PARTICIPANTS AND BENEFICIARIES
Neither the Company nor the Administrator shall be liable or responsible for any error in the computation of a Participant’s, surviving spouse’s or Beneficiary’s interest under the Plan resulting from any misstatement of fact made by the Participant, surviving spouse or Beneficiary, directly or indirectly, to the Company or to the Administrator and used by it in determining any benefit under the Plan to the Participant, surviving spouse or Beneficiary. Neither the Company nor the Administrator shall be obligated or required to increase the Plan interest of any such Participant, surviving spouse or Beneficiary which, on discovery of the misstatement, is found to be understated as a result of such misstatement. However, the Plan interest of any Participant, surviving spouse or Beneficiary which is overstated by reason of any such misstatement shall be reduced to the amount appropriate in view of accurate facts.

8.8    OVERPAYMENTS
If a payment made from the Plan is found to be greater than the payment to which a Participant, surviving spouse or Beneficiary is entitled due to factual errors, mathematical errors or otherwise, the Administrator may, in its discretion and to the extent consistent with Section 409A of the Code, exercise such legal or equitable remedies as it deems appropriate to correct the overpayment.

8.9    UNCLAIMED BENEFIT
In the event that any amount determined to be payable to a Participant, surviving spouse or Beneficiary hereunder remains unclaimed by such Participant, surviving spouse or Beneficiary for a period of four years after the whereabouts or existence of such person was last known to the Administrator, the Administrator may direct that all rights of such person to such amounts be terminated absolutely; provided, however, that if such Participant, surviving spouse or Beneficiary subsequently appears and files a claim for payment in accordance with Section 2 and such claim is fully or partially successful, the liability under the Plan for an amount equal to the successful claim shall be reinstated.

8.10    ELECTIONS, APPLICATIONS, NOTICES
Every designation, direction, election, revocation or notice authorized or required under the Plan which is to be delivered to the Company or the Administrator shall be deemed delivered to the Company or the Administrator as the case may be: (a) on the date it is personally delivered to the Administrator at the Company’s executive offices at 100 Erie Insurance Place, Erie, Pennsylvania 16530 or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Administrator at the offices indicated above. Every such item which is to be delivered to a person or entity designated by the Administrator to perform recordkeeping and other administrative services on behalf of the Plan shall be deemed delivered to such person or entity when it is actually received (either physically or through interactive electronic communication) by such person or entity. Every designation, direction, election, revocation or notice authorized or required which is to be delivered to a Participant, surviving spouse or Beneficiary shall be deemed delivered to a Participant, surviving spouse or Beneficiary: (a) on the date it is personally delivered to such individual (either physically or through interactive electronic communication), or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to such individual at the last address shown for him on the Company’s records. Any notice required under the Plan may be waived by the person entitled thereto.

8.11    COUNTERPARTS
This Plan may be executed in any number of counterparts, each of which shall be considered as an original, and no other counterparts need be produced.

8.12    SEVERABILITY
In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan. This Plan shall be construed and enforced as if such illegal or invalid provision had never been contained herein.

8.13    GOVERNING LAW
The Plan is established under and will be construed according to the laws of the Commonwealth of Pennsylvania to the extent that such laws are not preempted by
ERISA and regulations promulgated thereunder.

8.14    HEADINGS
The headings of Sections of this Plan are for convenience of reference only and shall have no substantive effect on the provisions of this Plan.

8.15    CONSTRUCTION
(a)    The masculine gender, where appearing in this Plan, shall be deemed to also include the feminine gender. The singular shall also include the plural, where appropriate.

(b)    This document is intended to memorialize the provisions of the Plan as amended to comply with guidance promulgated by the Internal Revenue Service pursuant to Section 409A of the Code. As a result, the Administrator shall interpret and construe the terms of the document to be consistent with such Internal Revenue Service guidance. No Plan interest is treated as “grandfathered” within the meaning of such Internal Revenue Service guidance.

Executed at Erie, Pennsylvania this 15th day of August, 2023, effective as of
January 1, 2023.

ERIE INDEMNITY COMPANY

	By:	/s/ Brian W. Bolash

	Title:	Executive Vice President Secretary & General Counsel
ATTEST:

/s/ Nathaniel Ehrman